Exhibit 2.5

Description of rights of each class of securities registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”)

American Depositary Shares (“ADSs”), each representing five H Shares of par value RMB1.00 per share (each, an “H Share”) of China Life Insurance Company Limited (“we,” “our company,” “our,” “us,” or the “Company”), were listed and traded on the New York Stock Exchange until September 2, 2022. The shares underlying the ADSs were held by Deutsche Bank Trust Company Americas, as depositary (the “Depositary”) until November 11, 2022. The ADSs and the H Shares are registered under Section 12(g) of the Exchange Act. This exhibit contains a description of the rights of (i) the holders of H Shares and (ii) ADS holders.

Description of H Shares

The following are summaries of material provisions of our amended and restated articles of association and the applicable laws and regulations of the People’s Republic of China (the “PRC”), insofar as they relate to the material terms of our H Shares. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire articles of association, which has been filed with the SEC as an exhibit to our annual report on Form 20-F for the financial year ended December 31, 2022 (the “Form 20-F”).

Type and Class of Securities (Item 9.A.5 of Form 20-F)

The Company’s H Shares have a par value of RMB1.00 per share. The number of H Shares that have been issued and outstanding as of the last day of the financial year ended December 31, 2022 is set forth on the cover of the Form 20-F. The Company’s H Shares may be held in either certificated or uncertificated form. Subject to the applicable securities laws, regulations and listing rules where the securities of the Company are listed, you may refer to “Item 10.B. Additional Information — Articles of Association — Restrictions on Transferability and the Share Register” for restrictions on share transfers.

Preemptive Rights (Item 9.A.3 of Form 20-F)

See “Item 10. Additional Information—Memorandum and Articles of Association—Increases in Share Capital” of the Form 20-F.

Limitations or Qualifications (Item 9.A.6 of Form 20-F)

See “Item 8. Financial Information—Consolidated Financial Statements and other Financial Information—Policy on Dividend Distributions,” “Item 10. Additional Information—Memorandum and Articles of Association” and “Item 12. Description of Securities Other than Equity Securities—American Depositary Shares” of the Form 20-F.

Other Rights (Item 9.A.7 of Form 20-F)

Not applicable.

Rights of the Shares (Item 10.B.3 of Form 20-F)

See “Item 8. Financial Information—Consolidated Financial Statements and Other Financial Information—Policy on Dividend Distributions” and “Item 10. Additional Information—Memorandum and Articles of Association” of the Form 20-F.

Requirements for Amendments (Item 10.B.4 of Form 20-F)

See “Item 10. Additional Information—Memorandum and Articles of Association—Voting Rights and Shareholders’ Meetings” of the Form 20-F.

Limitations on the Rights to Own Shares (Item 10.B.6 of Form 20-F)

See “Item 10. Additional Information—Exchange Controls” and “Item 12. Description of Securities Other than Equity Securities—American Depositary Shares” of the Form 20-F.

Provisions Affecting Any Change of Control (Item 10.B.7 of Form 20-F)

See “Item 10. Additional Information—Memorandum and Articles of Association” of the Form 20-F.

Ownership Threshold (Item 10.B.8 of Form 20-F)

There is no such provision in the Company’s Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed. Shareholders will, however, be required to disclose shareholder ownership in according with the applicable securities laws, regulations and listing rules where the securities of the Company are listed. Please also see “Item 10. Additional Information—Memorandum and Articles of Association—Restrictions on Ownership” of the Form 20-F.

Differences Between the Law of Different Jurisdictions (Item 10.B.9 of Form 20-F)

See “Item 10. Additional Information—Memorandum and Articles of Association—Certain Differences Between PRC Company Law and Delaware Corporate Law” of the Form 20-F.

Changes in Capital (Item 10.B.10 of Form 20-F)

See “Item 10. Additional Information—Memorandum and Articles of Association” of the Form 20-F.

Debt Securities (Item 12.A of Form 20-F)

Not applicable.

Warrants and Rights (Item 12.B of Form 20-F)

Not applicable.

Other Securities (Item 12.C of Form 20-F)

Not applicable.

American Depositary Shares (Items 12.D.1 and 12.D.2 of Form 20-F)

Until November 11, 2022, when the Deposit Agreement and the ADR program were terminated, the Depositary issued the ADSs upon the deposit of H Shares with its custodian, as agent of the Depositary. Each ADS represented an ownership interest of five H Shares, deposited with the custodian, under the deposit agreement dated January 4, 2010 (as subsequently amended on January 27, 2015 and May 1, 2015, the “Deposit Agreement”), among our company, the Depositary, and the holders of the American Depositary Receipts (“ADRs”) thereunder.

On August 22, 2022, we filed a Form 25 to delist our ADSs from the New York Stock Exchange. The delisting became effective on September 2, 2022, and the Deposit Agreement and the ADR program were terminated on November 11, 2022 (the “Termination Date”). Following the Termination Date, the Depositary and its agents have no obligation to perform any acts under the Deposit Agreement and the ADR, except to receive and hold (or sell) distributions on the H Shares and any and all other securities, property and cash held by the Depositary or its custodian in respect or in lieu of such deposited H Shares and other securities, property and cash (the “Deposited Securities”) and deliver the Deposited Securities being withdrawn. Following the Termination Date, our Company is discharged from all obligations under the Deposit Agreement except for its obligations to the Depositary and its agents.

Pursuant to the terms and conditions of the ADR, ADR holders are able to surrender their ADRs for cancellation and to take delivery of the Deposited Securities at any time prior to May 11, 2023, the expiry date of the six-month period following the Termination Date. If ADR holders surrender ADSs for delivery of the Deposited Securities, ADR holders must pay a cable fee of $15.00, a cancellation fee of up to $0.05 per ADR surrendered and any applicable U.S. or local taxes or governmental charges. At any time after May 11, 2023, the Depositary may sell the securities represented by the then outstanding ADSs and may thereafter hold in a segregated account the uninvested net proceeds of any such sale, together with any cash held by it under the Deposit Agreement, without liability for interest, in trust for the pro rata benefit of holders of ADSs not surrendered. After making such sale, the Depositary shall be discharged from all obligations in respect of the Deposit Agreement and the ADR, except to account for such net proceeds and other cash.